EXHIBIT 12.1
NORTEK, INC.
CALCULATION OF EARNINGS TO FIXED CHARGES
DECEMBER 31, 2002
(Dollar Amounts in Millions)

	YEAR ENDED DECEMBER 31,
	2002	2001	2000	1999	1998

Earnings
Earnings from continuing operations	$59.0	$32.7	$38.4	$48.9	$36.0
Income tax provision	39.0	30.3	31.9	40.1	27.9

Earnings	$98.0	$63.0	$70.3	$89.0	$63.9

Fixed charges:
Interest expense including amortization
of debt expense and discount	$96.6	$101.9	$97.4	$96.5	$86.3
Interest portion of rental expense	6.6	6.1	5.8	4.2	2.8

Fixed charges	$103.2	$108.0	$103.2	$100.7	$89.1

Earnings available for fixed charges	$201.2	$171.0	$173.5	$189.7	$153.0

Ratio of earning to fixed charges	1.9	1.6	1.7	1.9	1.7